Exhibit 4.5

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated October 24, 2022, is made by and among Executive Network Partnering Corporation, a Delaware corporation (the “Company”), Granite Ridge Resources, Inc., a Delaware corporation (“Parentco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated September 15, 2020, as amended March 24, 2021, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to the Existing Warrant Agreement, the Company has issued (i) 10,350,000 Public Warrants, (ii) 153,500 Private Placement Warrants and (iii) zero (0) Working Capital Warrants;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on May 16, 2022, the Company, Parentco, ENPC Merger Sub, Inc., a Delaware corporation (“ENPC Merger Sub”), GREP Merger Sub, LLC, a Delaware limited liability company (“GREP Merger Sub”) and GREP Holdings, LLC, a Delaware limited liability company (“GREP Holdings”) entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, (i) ENPC Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Parentco, and (ii) immediately following the First Merger, GREP Merger Sub will merge with and into GREP Holdings (the “Second Merger” and, together with the First Merger, the “Mergers”), with GREP Holdings surviving the Second Merger as a wholly-owned subsidiary of Parentco, and as a result of the Mergers, the holders of shares of common stock of the Company and holders of interests of any type or class representing fractional parts of the limited liability company membership interest of GREP Holdings will become holders of common stock of Parentco (the “Parentco Common Stock”);

WHEREAS, upon consummation of the Mergers, as provided in Section 4.4 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of common stock of the Company but instead will be exercisable (subject to the terms of the Existing Warrant Agreement as amended hereby) for shares of Parentco Common Stock;

WHEREAS, as provided in the Business Combination Agreement, immediately prior to the Mergers, the Private Placement Warrants and Working Capital Warrants shall be automatically deemed to be transferred to the Company, surrendered and forfeited for no consideration;

WHEREAS, in connection with the Mergers, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Parentco and Parentco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	Assignment and Assumption; Consent.

1.1	Assignment and Assumption. As of and with effect on and from the Second Merger Effective Time (as defined in the Business Combination Agreement), the Company hereby assigns to Parentco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Parentco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Second Merger Effective Time.

1.2	Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the Company to Parentco and the assumption of the Existing Warrant Agreement by Parentco from the Company pursuant to Section 1.1, in each case effective as of the Second Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby) in full force and effect from and after the Second Merger Effective Time.

2.	Amendment of Existing Warrant Agreement.

Effective as of the Second Merger Effective Time, the Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement (in connection with the Mergers and the transactions contemplated by the Business Combination Agreement).

2.1	References to the Company. All references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Parentco.

2.2	References to Common Stock. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Parentco Common Stock.

2.3	References to Partnering Transaction. All references to “Partnering Transaction” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the completion of the Company’s initial Partnering Transaction” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Second Merger Effective Time.

2.4	References to stockholder. All references to a “stockholder” of the Company in the Existing Warrant Agreement (including all Exhibits thereto) shall be construed as a reference to a “stockholder” of Parentco.

2.5	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.6	No Fractional Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“No Fractional Warrants. The Company shall not issue fractional Warrants.”

2.7	Private Placement and Working Capital Warrants. Section 2.6 and Section 2.7 of the Existing Warrant Agreement are each hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.8	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (the “Partnering Transaction”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Partnering Transaction is completed, (y) the liquidation of the Company, or (z) the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement.”

2.9	Exercise of Warrants. Section 3.3.1(c) of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[reserved];”

2.10	No Adjustment. Section 4.9 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.11	Transfer of Warrants. Section 5.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.12	Exclusion of Private Placement Warrants and Working Capital Warrants. Section 6.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.13	Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Parentco shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Parentco with the Warrant Agent), as follows:

Granite Ridge Resources, Inc.

5217 McKinney Avenue, Suite 400

Dallas, Texas 75205

Attention: Luke Brandenberg

Email: luke@graniteridge.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

1722 Routh Street

Suite 1500

Dallas, TX 75201

Attention: Amy Curtis and Jeremiah Mayfield

Facsimile: (214) 969-1763 and (214) 969-1744

E-mail: amy.curtis@hklaw.com and

     jeremiah.mayfield@hklaw.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Willard S. Boothby, P.C. and Peter Martelli, P.C.

E-mail: willard.boothby@kirkland.com and

peter.martelli@kirkland.com

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

Attention: Thomas K. Laughlin, P.C.

E-mail: thomas.laughlin@kirkland.com

and

Evercore Group L.L.C.

55 East 52nd Street, Ste 35

New York, New York 10055

Attn: Kenneth Masotti

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department”

2.14	Amendments. Section 9.8 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Public Warrants who vote on the modification or amendment, after at least 10 days’ notice that an amendment is being sought. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.”

3.	Miscellaneous Provisions.

3.1	Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Mergers and substantially contemporaneous occurrence of the Second Merger Effective Time and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2	Successors. All the covenants and provisions of this Agreement by or for the benefit of Parentco, the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3	Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of Parentco and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of Parentco and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

3.4	Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5	Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6	Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment, Assumption and Amendment Agreement to be duly executed as of the date first above written.

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex Dunn
Name:	Alex Dunn
Title:	Chief Executive Officer

GRANITE RIDGE RESOURCES, INC.

By:	/s/ Luke Brandenberg
Name:	Luke Brandenberg
Title:	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Erika Young
Name:	Erika Young
Title:	Vice President

[Signature Page to Assignment, Assumption and Amendment Agreement]